Oculus Innovative Sciences Reports FY 2010 Financial Results and Reviews
Upcoming Microcyn® Product Approvals and Introductions

Q4 (January, February, March) FY 2010 Milestones:
•	Revenue of $2.2 Million, Product Revenue Growth Up 65% Over Q4 2009
•	Achieved Month of March Breakeven Defined as Net Loss Minus Non-Cash Charges
•	U.S. Launch of Microcyn Solution for Post-Surgical Irrigation in January 2010
•	FDA Clearance & U.S. Launch of Microcyn Dermatology HydroGel in March 2010

For Fiscal Year Ending March 31, 2010:
•	FY 2010 Revenue of $7.4 Million, Up 51% in Local Currency & 43% in U.S. Dollars Versus FY 2009

Projections:
•	Projected $45-$60 Million in Annual Revenues by Calendar 2013 with 20% Operating Profitability
•	U.S. Sales of Microcyn-Based OTC Products Expected to Benefit Due to Healthcare Reform’s Focus on Improving Patient Outcomes While Reducing Costs
•	Trigger Revenue Sharing for Vetericyn Products No Later Than 2011

Upcoming 2010 U.S. Milestones:
•	U.S. Launch of Microcyn Negative-Pressure Wound Therapy on June 2, 2010
•	FDA Clearance and Launch of Microcyn Allergen Protection (Q4)
•	FDA Clearance and Launch of Two Oral Care Products (Q3/Q4)
•	FDA Clearance and Launch of Microcyn Dermatology HydroGel for Atopic Dermatitis (Q4)

Upcoming International Milestones
•	Mexican MOH Approval and Launch of Two Microcyn Dermatology Products (Q4 2010)
•	Expect Chinese Pricing Registration for Microcyn Wound Care in Majority of Provinces (2011)
•	Chinese SFDA Approval and Launch of Microcyn HydroGel (2011)
•	India Regulatory Approval and Launch of Microcyn HydroGel (2011)
•	European CE Mark Approval and Launch of Microcyn HydroGel (2011)
•	Expansion of Distribution from Eight EU Countries to 12 (2011)
•	Conference Call Begins at 4:30 p.m. (EDT) Today

PETALUMA, Calif. (June 3, 2010) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the fourth quarter of fiscal year 2010, ended March 31, 2010.  During the quarter the company increased product revenue by 65% with increases in the United States, Mexico, India, China and Middle East. Operating expenses for the quarter were down 9% from the same period last year and in line with previous guidance.

Oculus reported total revenue of $2.2 million in the fourth quarter of fiscal 2010, an increase of 51% over $1.5 million in the fourth quarter of fiscal 2009.  Product revenue was $2.0 million, up 65% from $1.2 in the prior fourth quarter primarily due to higher sales in the United States, Mexico, China, India and the Middle East.

“A year ago we had a single product offering in the United States.  Now, along with our partner Vetericyn, we have over a dozen products and formulations introduced in the U.S. and our portfolio continues to expand, including recent U.S. launches of the Microcyn Solution for post-surgical irrigation, the Microcyn Dermatology HydroGel and just earlier this week, the launch of the Microcyn Negative-Pressure Wound Therapy Solution,” said Hoji Alimi, founder and CEO of Oculus.  “Pursuant to our two-year strategic plan, we multiplied our single shot on goal to many shots on goal with five more expected FDA clearances and product launches in the U.S. in 2010 alone.  These are significant market opportunities that are at the foundation for our targeted annual global revenue growth rate of 50% to 100% and guidance of annual revenue of $45 to $60 million by calendar year 2013 with operating profitability of 20%.

“Beyond this organic growth, it’s also important to note that with the recent U.S. healthcare reform—and its central focus on improving the overall quality of healthcare and patient outcomes while reducing costs—that an unprecedented opportunity for Microcyn Technology emerges.  Our proven track record of improving patient outcomes and mitigating costs make Microcyn a primary candidate in this evolving healthcare paradigm in which ‘mitigation’ becomes an efficient cost-saving step in the healthcare continuum. In between the bookends of prevention and expensive high-end medical intervention, Microcyn, deployed before the disease takes control, can mitigate patient risk and suffering while reducing costs.”

In the fourth quarter of 2010, product revenues increased $774,000 or 65% over the prior year quarter due to higher sales in the U.S., China, Mexico, India, Middle East and Singapore.  Revenue in Mexico increased 13% over the prior year period.  Sales of our 240-milliliter presentation, which is primarily sold to pharmacies in Mexico, increased 15% over the prior year to a monthly average of 36,275 units with a combination of both unit growth and higher selling prices.  Sales to hospitals decreased 17% as a result of lower unit sales which was partially offset by higher average selling prices.

In the fourth quarter of 2010, Europe/ROW revenue increased $153,000, up 49% over the prior year period, due to higher sales in China, India, Middle East, Singapore, Netherlands and Italy, partially offset by a decline in Czech Republic. Product revenue in the U.S. increased $521,000, from $79,000 in the quarter ending March 31, 2009, to $600,000 in the period ended March 31, 2010; with strong increases in human and animal wound care, mostly related to television advertising and sales initiatives sponsored by Innovacyn, Inc. and with a significant payment from Union Springs Pharmaceuticals LLC, selling MyClyns, a germ-protection spray to the professional and consumer markets.

Service revenue decreased $17,000 when compared to the prior year period due to a decrease in the number of tests provided by the company’s services business.

Oculus reported gross profit from the Microcyn-based products business of $1.2 million, or 61% of product revenues, during the three months ended March 31, 2010, compared to a gross profitability or 60%, in the prior year period. The slight increase in gross margin was primarily due to improved product mix related to certain U.S. sales, which had higher gross margins.  This was partially offset by higher shipping costs to Europe and higher manufacturing costs in U.S. as we were manufacturing in two U.S. locations during the current quarter.  We also incurred losses due to the write-off of excess and obsolete inventory of $40,000.  Mexico’s margins were 75% during the quarter ended March 31, 2010, compared to 75% in the prior year period.

Total operating expenses declined $254,000, or 9%, to $2.7 million for the three months ended March 31, 2010, compared to $3.0 million in the prior year.  Research and development expense declined 49%, to $320,000 for the three months ended March 31, 2010, compared to the same period last year. Most of the decrease was attributable to the reduction in personnel and related expenses, as we converted our research development facility and the related people to operational manufacturing, supporting the U.S. and European sales.

Selling, general and administrative expense increased $57,000, or 2%, to $2.4 million during the three months ended March 31, 2010, compared to the same period last year, primarily due to stock compensation charges, up by $104,000, and higher selling costs in Mexico. These increases were partially offset by lower sales and marketing costs in the U.S. and Europe.

Net loss for the three months ended March 31, 2010 was $1.5 million, or $0.06 per share, down from $2.2 million, or $0.13 per share, for the same period in the prior year. Stock compensation expense for the quarter ended March 31, 2010 and 2009 was $288,000 and $151,000, respectively.

As of March 31, 2010, Oculus had unrestricted cash and cash equivalents of $6.3 million, compared with $1.9 million as of March 31, 2009. On May 3, 2010 Oculus completed a $2.0 million debt financing with Western Technology Inc., which further improves the company’s cash position.

FY 2010 Commercial and Regulatory Progress
Oculus has made significant progress in its commercial operations and regulatory efforts, including the following highlights:

o	Microcyn Rx and OTC wound care products received expanded in-solution antimicrobial claims including six-log reduction of MRSA, VRE, E coli and other dangerous pathogens in just 30 seconds.

o	Two independent laboratories confirmed that Microcyn Technology is effective in inactivating H1N1 swine flu.

o	Announced agreement with OroScience, Inc. for marketing of Microcyn®-based oral care products in U.S., Canadian and European professional dental markets.

o	Introduced first Microcyn-based product for Mexican consumer market.

o	Received Medicare HCPCS Code for reimbursement of Microcyn® Skin & Wound HydroGel. Product launched in U.S. in September 2009.

o
Received FDA 510(k) clearance for a Microcyn Dermatology HydroGel (for relief of pain and itch), which is reimbursable by both Medicare and Medicaid.  The product was launched in the U.S. market in April 2010.

o
Revenue-sharing partner Innovacyn, Inc., which licensed the North American rights to the Vetericyn animal healthcare products, announced a $6 million annualized run rate in March 2010 after only nine months of operations. Revenue sharing with this partner will occur no later than 2011.

o
Established U.S. professional healthcare commission-based sales team of 60-plus people to focus on wound care, ortho-surgical and dermatology markets.  Oculus intends to grow this team to 100-plus by year end.

Results for the Fiscal Year Ended March 31, 2010
For the fiscal year ended March 2010, Oculus reported total revenue of $7.4 million, up $2.0 million from the $5.4 million in the fiscal year ended March 31, 2009.  The worldwide product revenue was up 51% from the same period last year on a local currency basis and up 43% without adjusting for the decline in the peso.  The gross margin on product revenue in the fiscal year 2010 was 58%, compared with 62% in the fiscal year 2009, due to the cost of transferring the manufacturing to the United States from Europe.  Operating expenses for the fiscal year ended March 31, 2010 were $11.9 million, down $8.2 million, or 41%, compared with $20.1 million in the same period last year.

The net loss in the fiscal year 2010 was $8.2 million, or $0.36 per share, compared with the net loss of $17.7 million, or $1.09 per share, in the fiscal year 2009. The non-cash stock-compensation expense for the fiscal year 2010 was $1.4 million, compared with $2.4 million for the same period last year.

Conference Call
Oculus management will hold a conference call today to discuss fourth quarter results and to answer questions, beginning at 4:30 p.m. Eastern Daylight Time. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.  Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm.  Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 67733868. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences
Oculus Innovative Sciences is a commercial medical technology company that designs, produces and markets safe and effective tissue care products based upon the Microcyn® Technology platform, which significantly reduces the need for antibiotics while reducing infections and accelerating healing.  The Microcyn Technology addresses the need for improved solutions in multiple markets including dermatology, oral care, cosmeceutical, wound care and others.   It features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries under various country specific regulatory clearances and approvals. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores; increase blood flow to the wound site, and reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with operations in Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements
Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as "expected," “emerges,” "increased," "approval," and “will occur,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2009. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus, Vetericyn and Microcyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(unaudited)

	March 31, 2010	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$6,258	$1,921
Accounts receivable, net	1,416	923
Inventory, net	565	340
Prepaid expenses and other current assets	811	758
Total current assets	9,050	3,942
Property and equipment, net	1,108	1,432
Other assets	60	73
Total assets	$10,218	$5,447
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$981	$1,565
Accrued expenses and other current liabilities	1,078	853
Current portion of long-term debt and capital lease obligations	204	261
Derivative liability	472	—
Total current liabilities	2,735	2,679
Deferred revenue	328	425
Long-term debt and capital lease obligations, less current portion	110	74
Total liabilities	3,173	3,178
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 26,161,428 and 18,402,820 shares issued and outstanding at March 31, 2010 and March 31, 2009, respectively	3	2
Additional paid-in capital	127,067	113,803
Accumulated other comprehensive loss	(2,988)	(3,054)
Accumulated deficit	(117,037)	(108,482)
Total stockholders’ equity	7,045	2,269
Total liabilities and stockholders’ equity	$10,218	$5,447

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Year Ended
	Ended March 31,		Ended March 31,
	2010	2009	2010	2009
REVENUE
Product	$1,971	$1,197	$6,298	$4,415
Service	261	278	1,066	973
Total revenues	2,232	1,475	7,364	5,388
COST OF REVENUES
Product	769	476	2,633	1,673
Service	194	269	853	913
Total cost of revenues	963	745	3,486	2,586
Gross profit	1,269	730	3,878	2,802
OPERATING EXPENSES
Research and development	320	631	1,996	6,252
Selling, general and administrative	2,404	2,347	9,898	13,857
Total operating expenses	2,724	2,978	11,894	20,109
Loss from operations	(1,455)	(2,248)	(8,016)	(17,307)
Interest expense	—	(13)	(9)	(437)
Interest income	1	3	2	152
Loss on derivative instruments	(17)	—	(149)	—
Other income (expense), net	19	33	(60)	(64)
Net loss	$(1,452)	$(2,225)	$(8,232)	$(17,656)
Net loss per common share: basic and diluted	$(0.06)	$(0.13)	$(0.36)	$(1.09)
Weighted-average number of shares used in per common share calculations: Basic and diluted	25,194	17,130	22,993	16,221